Exhibit 99.1

FINAL TRANSCRIPT

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Conference Call Transcript

GLF - Q3 2010 GulfMark Offshore Earnings Conference Call

Event Date/Time: Oct 27, 2010 / 01:00PM GMT

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Final Transcript

Oct 27, 2010 / 01:00PM GMT, GLF — Q3 2010 GulfMark Offshore Earnings Conference Call
CORPORATE PARTICIPANTS
David Butters
GulfMark Offshore — Chairman
Bruce Streeter
GulfMark Offshore — President and Chief Executive Officer
Quintin Kneen
GulfMark Offshore — Chief Financial Officer
CONFERENCE CALL PARTICIPANTS
James West
Barclays Capital — Analyst
Luke Lemoine
Capital One Southcoast — Analyst
Jeff Spittel
Madison Williams — Analyst
Marius Gaard
Carnegie Investment Bank — Analyst
Matt Beeby
Global Hunter Securities — Analyst
Gary Stromberg
Barclays Capital — Analyst
PRESENTATION

Operator
Welcome, everyone, to the GulfMark Offshore Third Quarter 2010 Earnings Conference Call. My name is Linea and I will be your conference specialist for this presentation.
On the call today are David Butters, Chairman; Bruce Streeter, President and Chief Executive Officer; and Quintin Kneen, Chief Financial Officer. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS.)
This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the Company’s filings with the SEC. The forward-looking comments on this conference call should not, therefore, be regarded as representations and the projected outcomes can or will be achieved. Thank you.
I would now like to turn the call over to Mr. Butters. Please proceed.

David Butters - GulfMark Offshore — Chairman
Thank you, Linea, and good morning, everyone, and thank you for participating this morning on our Third Quarter Earnings Conference Call.
Except for some questions that might arise from the Macondo incident and its post effects, our conference call today should be pretty straightforward and so I think we can begin right away with some comments from Quintin Kneen who will cover the financial performance over the last three months, and then, as usual, Bruce will cover the current operating status and outlook, and finally we’ll have the Q&A period following that.

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Final Transcript

Oct 27, 2010 / 01:00PM GMT, GLF — Q3 2010 GulfMark Offshore Earnings Conference Call
So, Quintin, why don’t we review the financials for the third quarter.

Quintin Kneen - GulfMark Offshore — Chief Financial Officer
Thank you, David.
As always, Bruce and I will speak for about 15 to 20 minutes and then we will open it up for questions.
As David mentioned, a relatively straightforward quarter in terms of profitability and balance sheet movements. On a sequential quarter basis, revenue was up 2% and operating income was up 12%. This is the second sequential quarter that we have seen combined consolidated revenue and operating income growth since September 2008, and although this pattern is consistent with a gradual recovery in the OSV sector, I expect that we will see a pause from this recovery in Q4 and early 2011 as the Gulf of Mexico comes back online, followed, I believe, by another leg up in the cycle.
On a sequential quarter basis, average day rates were up in all three operating regions, although utilization was lower across the board.
Revenue in the North Sea was up just over $1 million. Strong day rates drove the increase and were fostered by a strong North Sea spot market in the first months of Q3. The North Sea had 62 dry-dock days in the quarter, up from 34 dry-dock days in the second quarter and more than we had indicated on the last call. I will give an update on dry-dock activity for the remainder of 2010 shortly, but we have just shifted some dry docks originally scheduled for Q4 of this year up into Q3.
Revenue in the Americas was down nominally but essentially flat. Average day rate for the quarter was up over the previous quarter and utilization was down, reflecting the continued demand for spill response during most of the quarter, offset by a sharp decline in late September as spill response activities began to wind down. Utilization was also impacted by the dry-docking of four US-based vessels before they left for Brazil.
Revenue from our Southeast Asia operations increased by approximately $1 million over the prior quarter. Average day rate was up slightly. Utilization in Southeast Asia was 85%, which is down from the prior quarter, but which relates to the addition of the two new vessels that were delivered in early Q3 that have yet to find surface.
Consolidated direct operating expenses were lower during the third quarter, but principally due to deferring $1.4 million of mobilization costs associated with the four vessels going on contract in Brazil. Absent the capitalization of those costs, direct operating expenses in Q3 were in line with our anticipated annual run rate for the current fleet of approximately $43 million $44 million per quarter. I apologize — that’s a quarterly run rate.
On the last call, we guided dry-dock expense to be $5.5 million for the third quarter with some cautionary commentary that they might be higher, depending on the actual time we have dry docks scheduled for the last half of 2010. Dry-dock expenses for Q3 were $7.2 million, which was in fact higher due to moving forward in the certain dry docks in the North Sea. We expect that dry-dock expense in Q4 will be approximately $2.5 million, which results in a dry-dock expenditure expectation for all of 2010 of $23 million, consistent but slightly higher than our original guidance for the year of $22 million.
General and administrative expenses for the quarter were down again, this quarter by approximately $1.2 million, to be $10.2 million for the quarter. The average run rate for recurring G&A costs should be approximately $11 million per quarter, and accordingly, I expect that G&A will be slightly higher in Q4 and that full-year 2010 will reflect that quarterly average of approximately $11 million.
Consolidated depreciation increased approximately $500,000, in line with the increase expected from the recent delivery of the last two vessels.
Operating income in the North Sea, before the gain on the sale of Traveller, was $8.4 million, a decrease from the prior quarter but simply due to the increased dry-dock expense, but even with the additional dry-dock expense, we still had an operating income margin for the region of 22%.
Southeast Asia continues to perform very well. For the quarter, operating income was $11 million and operating income margin of 62%.

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Final Transcript

Oct 27, 2010 / 01:00PM GMT, GLF — Q3 2010 GulfMark Offshore Earnings Conference Call
Operating income in the Americas was $7.2 million, up $1.9 million sequentially and resulting in an operating income margin of 19%. As a result, consolidated operating income for the third quarter, before special items, was $20.8 million, reflecting an operating income margin for the consolidated group of 22%, up 12% from the prior quarter.
Interest expense increased by approximately $750,000 from the prior quarter, which is the result of no longer capitalizing interest associated with the recently-completed construction program. No additional cash is being spent on interest — just the treatment of the cost.
Our effective tax rate for the quarter was approximately 5%. Before the gain on the sale of the Traveller, which has no dollar tax impact, the rate was approximately 7%. Looking forward to Q4, I expect that the effective tax rate for the fourth quarter will be higher, in the 10% to 15% range.
Cash flow from operations for the quarter was $18 million, which is relatively low quarterly operating cash flow number for us. Working capital required approximately $9 million during the quarter. Accounts receivable increased approximately $4.5 million, reflecting an increase in days of sales outstanding from 74 to 79, along with the semi-annual payment of accrued interest on the senior notes. I’m optimistic that we will not need to make any investments in working capital during Q4.
Capital expenditures for the quarter were approximately $2.3 million and proceeds from the sale of Traveller were $18.5 million
Cash on hand at quarter-end was $87.9 million, and I expect this number to continue to grow through the remainder of 2010.
All totaled, net debt — total debt less cash — was $256.8 million at September 30. That is a decrease of approximately $36.5 million since June 30. The $36.5 million decrease is generally the sum of the $18 million of cash flows from operations plus the $18.5 million of proceeds from the sale of the Traveller.
I expect net debt to continue to decrease in Q4 and I expect net debt to be between $230 million and $240 million by the end of the year, depending on how sharp of a decline we experience in Q4 for the US Gulf of Mexico operations.
So to recap, at quarter-end, the senior notes represented $159.7 million of our outstanding indebtedness. There was $10 million outstanding under our $175 million revolving credit facility. And the outstanding balance on the term loan facility is now $175 million. Total outstanding indebtedness is therefore 2 — excuse me — $344.7 million and, net of cash, the balance at quarter-end was $256.8 million.
The $10 million that was drawn on the revolver was done to support domestic working capital needs. Repatriating cash from our international operations results in a significant cash charge for taxes — I’m sorry — non-cash charge for taxes. So although we have plenty of cash liquidity, the best economic answer for our transient cash flow needs in the US is to utilize our domestic revolver. Our intention is to repay that amount during Q4, depending on how the US operations perform.
Contract cover for the remainder of 2010 stands currently at 73%. Consolidated contracted revenue for the remainder of 2010 is $76 million — that’s revenue dollars. The $76 million of revenue dollars for the remainder of 2010 breaks out as follows — $33 million for the North Sea, $12 million for Southeast Asia and $31 million for the Americas. The total value of contract cover — not just the remaining amount for 2010 that I just mentioned, but total backlog — is $673 million, and the average day rate in backlog is $16,806. Total backlog reflects the current US dollar value of revenue under all existing contracts. Currently, the schedule goes out to 2018, but a significant majority relates to the period before 2012. Forward contract cover for 2011 stands currently at 50%.
And with that, I will transfer the call over to Bruce to give more detail on market conditions and more perspective on 2010.

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
Thanks, Quintin.
Over the last couple of weeks, I’ve noted that analysts have come out with a variety of comments which have covered the waterfront, I would say, and I’ve seen things that say that we were one of the companies most likely to underperform in the quarter. I’ve seen comments that say we had — probably going to have a very strong quarter — others that said that, looking forward, there were negative impacts looking ahead in the fourth quarter and the first quarter of next year related to the Gulf of Mexico.

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Final Transcript

Oct 27, 2010 / 01:00PM GMT, GLF — Q3 2010 GulfMark Offshore Earnings Conference Call
All of this, I think, is indicative of the fact that there are a lot of moving pieces these days and there’s a lot of uncertainty, specifically as it relates to specific markets.
Overall, I would say we had a great quarter. I was very pleased with how each of the areas reacted and how they met our expectations as far as controlling costs in a difficult environment and, at the same time, obtaining charters and moving vessels effectively to improve the forward outlook, and it’s always that forward outlook that’s of most concern to us.
Quintin has highlighted the fact that utilization was down in each area, but that almost exclusively comes from the fact that we increased dry-dock expenditures in this particular quarter in order to facilitate contract needs and requirements, and that the result of that is that we will have a very small dry-dock impact in the fourth quarter. In fact, for instance, in the North Sea, we’ve — the last vessel that we have for a scheduled dry-dock in that region is actually in dock now and we’re doing that now instead of December for positive reasons and we’ll see how we’re able to report that.
Moving forward. I think most of the interest and most of the focus is on the Gulf of Mexico, but you have to realize that the strength of this company comes from the diversity of the types of equipment, locations that we work and the strengths that we have in a number of areas that tend often to offset weaknesses in other regions. And I think that’s clearly the case in third quarter and I think it’s also the case going forward.
We have, and as mentioned in past calls, made a number of changes in movements in order to respond to the weakness in the Gulf that was anticipated when the pollution response aspect with the Macondo incident concluded. Part of that — and the largest part — was the movement of four PSVs from the Gulf of Mexico to Brazil. In anticipation of long-term contract requirements in Brazil, we went ahead and moved up the dry-dockings of all four of those vessels. Under the Petrobas contract, you bid your mobilization and demobilization costs into the day rate, and so, therefore, we did not generate any revenue during the period in which the boats prepared and mobilized to Brazil. And at the same time, in the utilization, we lost all of those days.
As some of you have heard from other conference calls in the past and in the press, there has been some difficulties in getting vessels on hire in Brazil related to certain interactions between Petrobras and governmental organizations, loosely defined as the Repetro concern. Some ships have sat in Brazil for long periods of time — in fact, sometimes months — before they’ve been able to go on hire with Petrobras. We’re quite pleased to say that the first two of the four that we sent to Brazil are on contract with Petrobras and the second two are very far along in that process and I would expect to go on hire very shortly. Potentially, there is even the possibility that one of them will go on hire later today.
The other movements that we have expressed and identified in the past are largely over. The one change is we’re going to add a sixth vessel in Trinidad. It’s one of the FSVs and it’s actually en route today for a near-term start-up. I think probably there’ll be questions so we’ll cover more of it in the Q&A portion. Obviously, as long as nobody knows the real timing and impact of when permits will be identified in the Gulf of Mexico, there is a certain amount or a great amount of uncertainty in that region. But I think one also has to look forward and realize that, in essence, the Gulf of Mexico, because of the Jones Act, is a pond. It’s a closed entity where the number of vessels can only change by the number that people know are under construction, so we’re able to do a fair amount of forward predicting. Now there’s a lot of talk about changes from the safety rules — how that will impact the number and types of rigs drilling, whether or not there’ll be a requirement for stand-by vessels, changes in the character or expectation of oil spill response vessels. And more — and probably more important to us, the concept of additional P&A activity related to those facilities that have not produced in 5 years or more. I would say that we’re discovering that the PSVs that we have are particularly well-suited to support P&A activity, and the P&A activity may be some of the first part of the recovery and, as such, those that are able to get moving on doing it probably will do it at lower cost and so, therefore, you may see some improvement in the marketplace related to the movement and direction in that market.
We do continue to tender for opportunities outside the Gulf of Mexico, but we need to balance our Gulf of Mexico fleet and position and the opportunities against a strong recovery that we anticipate, and we don’t want to underutilize the Gulf of Mexico in a recovering and stronger marketplace.
If I switch to the North Sea, I think that the year has worked out probably, in many ways, better than we expected. There was a lot of predictions of a very weak year overall and then the marketplace surprised everybody with growing strength through the spring and into the summer. From our perspective, we had early in the year sent vessels out of the North Sea to a variety of locations to try to take advantage of and reduce our exposure to what was deemed to be a weak market. But as it strengthened, we rapidly improved and increased our contract coverage position in that region, signed a number of contracts — primarily in the second and early parts of the third quarter — to carry us well forward and limit our exposure to the spot markets. So even if there is weakness now, we largely avoid that and hopefully are taking actions that will reduce our exposure further. We’ll see what the next couple of weeks bring, but we’re positive in that regard. Now we only have two vessels that have contract endpoints in this fourth quarter in the North Sea. One of those vessels was in lay-up last year, so obviously the fact that it’s still working

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Final Transcript

Oct 27, 2010 / 01:00PM GMT, GLF — Q3 2010 GulfMark Offshore Earnings Conference Call
is a gain and improvement and, clearly, if you compare a year ago to where we are today, we’re quite comfortable and very pleased with how the North Sea has and will develop for us going forward.
Southeast Asia is an area that we’ve seen a lot of concern and comment throughout the year about the variety and availability of vessels in the region, and so far, we’ve been able to say that it’s had little or no impact on us, and that’s largely because of the reliability and the confidence that existing charters have in the equipment that we have in the region. The addition of the two new vessels has shown us how difficult the market can be. It’s been very easy for us to find additional charters for the vessels that are there, but the vessels that have not performed before — don’t have a reputation — are a little bit harder. But today, we have one of those two vessels moving to a location where we expect it to start its first job and they will break into the marketplace. It’s just going to take a little longer than it might in a strong market.
Overall, around the world, we’ve anticipated and expected that there will be a flight to quality and that that will benefit us, not only in the specific regions but as the oil companies expand to more varied operations, as you saw in this year. We had vessels earlier in the year in the Falklands and Greenland — a variety of locations where we normally don’t work. And that’s a reflection on the quality of the equipment and the support that we’re able to provide.
In the Southeast Asia market, I think in the third quarter, for the first time in quite a while, we lost a renewal tender against a vessel of somewhat lower specification and considerably lower price. And — however, we are currently working for that client inasmuch as on the first run that other vessel managed to hit the rig fairly — with fairly significant amount of force, and I think it’s indicative of the fact that even though there are a lot of vessels in the marketplace, many of them would fall in the category that I would describe as the great unwashed vessels that have no experience, limited operatorship, crews that are inexperienced, technical difficulties. So even though there’s a large volume of vessels, I think that the marketplace reflects — and recent charter fixtures reflect — the fact that the superior quality vessels are going to be the ones that are going to work and that the impact that we have seen this year, which has been a reduction in rates generated — but as you can see from the return that Quintin identified, it’s still a very strong area for us and will continue to be so.
Overall, given the contracts obtained this year, the projects we are working on and our ability to ship vessels and respond to the rapidly changing markets, I’m very pleased with where we are today. Since the end of the third quarter, I understand that there have been 11 rigs ordered. Several contractors have opted for high-end jack-up orders. Virtually all of the orders are, in fact, intended to provide additional equipment for deep-water and/or harsh environment drilling areas. Now there’s been a lot of focus in the last few months about oversupplying the jack-up market and midwater semi market, but, in fact, the focus in the industry continues to be on those sections of the market that we’re most interested in. The demand and the addition of new construction drilling units today — and this appears to be a start of a new operation — is clearly positive, and these are all signs for expansion of operation and future demand for our supply vessels. The Gulf of Mexico will come back. Recent success in drilling in East Africa suggests that is an area of greater potential in the future. Drilling activity is increasing in the Black Sea and potentially in the Caspian. Drilling that occurred in the Falklands has already generated further drilling plans, and I understand that the same may be the case in Greenland.
For us, it’s been an interesting year. Later this week, we complete 20 years as a company — 20 good, strong years — and we’re expecting and predicting many more to come. We will see the benefit from activity in the fourth quarter or early next year. That may be somewhat limited in scope, but we’ll add to and build towards a positive future which I think, from where I sit, is very bright.
And with that, I’ll turn it over for questions.
QUESTION AND ANSWER

Operator
We will now begin the question-and-answer session. (OPERATOR INSTRUCTIONS.) The first question is from James West of Barclays Capital. Please go ahead.

James West - Barclays Capital — Analyst
Hi. Good morning, guys. Bruce, you alluded to this bit in your comments about the — I guess the great unwashed, but I want to ask kind of a big-picture question here. We’ve seen in the rig markets pretty significant bifurcation between the new high-spec units — both jack-ups and floaters —

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Final Transcript

Oct 27, 2010 / 01:00PM GMT, GLF — Q3 2010 GulfMark Offshore Earnings Conference Call
and the more commodity and standard equipment, and it’s only been exacerbated, I think, by the Macondo incident and the disconnect is growing in here. Is the same type of pattern occurring in the vessel business right now? That’s an area where I think we have more limited visibility, but do you see that occurring? Has it started?

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
I actually expected that it would have started almost immediately after some people started looking at the costs related to Macondo. I think it’s been slower to develop than what we would have expected, but I think that it’s coming. I know from the roundtable discussions that we’ve sort of had after the incident that I described in Southeast Asia that we’ve seen a number of tenders that now specify DP2 and have much more depth as far as the questions that are asked in — within the tender as far as qualifications go. So I think it’s a trend that’s got to be there. It’s logical. I’m not sure that the difference — small difference in day rates in supply vessels has a very great impact in the broader scheme, but the loss of drilling activity or drilling days related to poor performance of supply boats can have a pretty dramatic effect on people. So I think it’s coming, but I can’t give you specific examples of it yet.

James West - Barclays Capital — Analyst
Okay. Bruce, do you have a sense of what percentage of the overall fleet would be DP2 or greater at this point?

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
The world fleet?

James West - Barclays Capital — Analyst
I know all of your fleet is, but — yes, the world fleet on balance?

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
It’s still probably a pretty small part. It’s very extensive in areas such as the North Sea and the Gulf of Mexico, but in Southeast Asia, there’s still a very large number of 5,000-horsepower and 3,500-horsepower vessels. And you’re also finding that the (inaudible) society requirements, in many cases, are more difficult to obtain DP2 now than they were previously, so I don’t see that it’s a significant part of the world fleet yet, but I don’t have any numbers.

James West - Barclays Capital — Analyst
Okay. And then with respect to the Gulf of Mexico, how many vessels do you have in the domestic Gulf currently? How does that compare to your pre-Macondo fleet size?

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
Well, I think that we have today 12 of the vessels that are US-flagged that are out of the Gulf of Mexico so that, effectively, you’re looking at we’re probably marketing 15 to 16 in the Gulf of Mexico.

James West - Barclays Capital — Analyst
And as the Gulf kind of goes through this period of weakness here, from a strategic standpoint, do you fight for utilization? Do you try to maintain pricing? How are you guys thinking about the next few quarters?

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer

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Final Transcript

Oct 27, 2010 / 01:00PM GMT, GLF — Q3 2010 GulfMark Offshore Earnings Conference Call
Well, I’m actually only primarily focusing on the next quarter from the utilization perspective. I think that, at some point in time, they will start issuing permits, and probably only when the political pressure is appropriate, and that will probably release a number of rigs at the same time. And so I’m worried about the fourth quarter, but I’m not going to commit a whole lot through the first quarter at lower rates because it could be that 3 months from now, we’re looking at a stronger first quarter and we certainly could be looking at a stronger second quarter. It’s anybody’s guess at this point.

James West - Barclays Capital — Analyst
And Bruce, I know in the past you’ve said that they probably wouldn’t change the requirements in the Gulf to have a stand-by vessel with rigs, but we’ve heard recently that some government entities are talking about that. Where do you stand with respect to that right now?

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
Well, we read the same things that you do. There was a lot of talk that when the second round of safety instructions, regulations — whatever you want to call them — were issued that that would be included and it wasn’t. And I know there’s a lot of talk about it, but when it happens, I think all of us are going to have to react and see how and when it changes the marketplace, but as of yet, once again, I don’t think there’s any clarity.

James West - Barclays Capital — Analyst
Okay. Thanks, Bruce.

Operator
The next question is from Luke Lemoine of Capital One Southcoast. Please go ahead.

Luke Lemoine - Capital One Southcoast — Analyst
Hi. Good morning. Bruce, just wanted to dig into the Gulf of Mexico fleet a bit more. You said you had 15 to 16 vessels that were marketed. I believe about 12 of those are PSVs, if my math is correct. Can you give us a sense of how many of these are currently working and what the contract coverage is for 2011?

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
Let’s see if Quintin has the contract coverage. My belief is that this morning we have 4 vessels off-hire. I think we have 4 off-hires and one of those is an FSV.

Luke Lemoine - Capital One Southcoast — Analyst
Okay. And do you have the contract coverage for 2011?

Quintin Kneen - GulfMark Offshore — Chief Financial Officer
I think what you’re asking is the contract cover for 2011 in the US Gulf of Mexico as (inaudible).

Luke Lemoine - Capital One Southcoast — Analyst
Yes. Correct. It’s close to the Americas’?

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Final Transcript

Oct 27, 2010 / 01:00PM GMT, GLF — Q3 2010 GulfMark Offshore Earnings Conference Call

Quintin Kneen - GulfMark Offshore — Chief Financial Officer
Yes. I actually don’t have it for the Americas. Actually I don’t want to give that one out in particular, but let me tell you that the US fleet in general — I’ll give you that — which is about 54%.

Luke Lemoine - Capital One Southcoast — Analyst
Okay. Alright. That’s it for me. Thanks.

Operator
The next question is from Jeff Spittel of Madison Williams. Please go ahead.

Jeff Spittel - Madison Williams — Analyst
Hi. Good morning, guys. With regard to the North Sea, I think as of last quarter, you had three larger PSVs operating in the spot market. I’m assuming you’re referring to the contract rollovers in Q4 pertain to those two out of those three vessels. Could you give us a sense of what the opportunities look like, both in the term and the spot market and how you evaluate those?

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
No. What we had in the spot market is the three large anchor-handlers.

Jeff Spittel - Madison Williams — Analyst
Okay.

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
Anchor-handlers generally are spot market vessels. The contract rollovers that I’m talking about are PSVs.

Jeff Spittel - Madison Williams — Analyst
Okay.

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
So we are actively working on potential contracts such that we expect that our actual exposure to the spot market will be less in the fourth quarter than the third, at least certainly in the last two months of the fourth quarter. Typically, the winter months — you have less activity related to construction and so you have more vessels available in the spot market but you have companies that require what they call winter cover to accommodate larger demand because of lost days for weather, so that you would expect a stronger spot market as far as activity goes in the fourth quarter. You generally will not see a lot of term demand until you pass December 31. A lot of the rollovers are early part of the first quarter.

Jeff Spittel - Madison Williams — Analyst
Okay. And then switching over to the Gulf, I guess looking at the brighter side of things, the NTL-related idle iron. How quickly do you think you could start to see an acceleration of P&A work, understanding you don’t necessarily have a crystal ball and there’s a lot of uncertainty there, but maybe some help with regard to body language from customers and how you see that playing out.

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Final Transcript

Oct 27, 2010 / 01:00PM GMT, GLF — Q3 2010 GulfMark Offshore Earnings Conference Call

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
Well, I think, if I’m not mistaken, I think we have two vessels out doing it right now. So those that have the opportunity to do it without additional approvals, etc. are probably taking advantage of the fact that they’re going to do it cheaper than they are next year, and so we would think that you’ll see more of that.

Jeff Spittel - Madison Williams — Analyst
Okay. Thanks. That’s all I have.

Operator
The next question is from Marius Gaard of Carnegie. Please go ahead.

Marius Gaard - Carnegie Investment Bank — Analyst
Alright. Good morning, guys.

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
Good morning, Marius.

Marius Gaard - Carnegie Investment Bank — Analyst
(Inaudible) first caller. I think my data says that around 50% of the (inaudible) 1, 2 or 3. But that’s (inaudible). I have questions — I have a few questions actually. On the outlook for Q4, could you give us a sense about dry docks and the mobilizations, and the utilization was quite down from Q2, so can you give a bit of help what you mean by a soft Q4?

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
I’m sorry: Soft Q4 in the North Sea?

Marius Gaard - Carnegie Investment Bank — Analyst
You said in the (inaudible) expect the Q4 to be soft — near term to be soft.

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
Well, that — all of that related to was Gulf of Mexico. We don’t expect, from our perspective, if there is any softness in the North Sea market, I don’t see that that’s going to affect us at all. I expect that we’re going to have a reasonable good fourth quarter in the North Sea and, obviously, we expect that we’ll have higher utilization in the North Sea and maybe there’ll be some mobilization days in there, but apart from that, I expect that you’ve done the dry docks in the third quarter so I’m expecting strength in the fourth.

Marius Gaard - Carnegie Investment Bank — Analyst
Alright. And then the Southeast Asia markets and North Sea. Those markets will probably be impacted by new supply coming into the market. So do you see day rates in these regions flat or up or down next 6 to 9 months?

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Final Transcript

Oct 27, 2010 / 01:00PM GMT, GLF — Q3 2010 GulfMark Offshore Earnings Conference Call

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
Inasmuch as we have the benefit of some positive rollovers, I would say that, from our perspective, I would see the North Sea as positive. On a larger scale, I think that the impact of new entrants into the market will affect certain classes of vessels but not others. And so overall, you may have a weak period in the spot market, primarily because of the number of anchor-handlers in the marketplace, but looking ahead, the anchor-handling numbers in the North Sea look to me to be pretty much balance, i.e. the number leaving and the number delivering is such at that you have about the same number of anchor-handlers at the end of the year that you do now. Southeast Asia — I don’t really see any further impact from new construction because there’s plenty of vessels that are there that have been there for a long period of time, have not found work, and you’ve seen — you’ve had one show up in the North Sea, you see a few that show up in other locations. I think that the impact on rates could be — there could be a little bit of impact, but we are actually not seeing much change in rate fixtures from where we were in the second quarter of this year, and so I’m not really anticipating a great amount of change.

Marius Gaard - Carnegie Investment Bank — Analyst
Alright. And finally, I asked this a couple of times before, but it seems to me you have no more (inaudible) CapEx left and it could be good coverage to 2011. So you’re probably going to have a solid cash flow next year and probably have more cash on hand than you ever had before. So if you can try to give some indication on how you plan to use (inaudible) cash and to what extent we can expect you to embark upon a dividend program

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
Yes. We’ve decided to give major bonuses to management. We figured that’s the only safe way to distribute the money. It’s an interesting question. I think that you’re developing definition in the marketplace that allows one to selectively identify opportunities that are most appropriate, that the negativity that relates to Macondo and other things are passing us, and we all should be looking forward to the fact that the recent drilling rig orders, etc. indicate that those people that spend the big money are expecting to spend a lot more in the future and that they’re very much oriented toward it. And we need to adjust our fleet to respond to that. The consistency of cash flow allows the capacity to do dividends, to do stock buybacks, to do the full spectrum without impacting our ability to do it. It’ll be nice to develop and see that cash flow next year, and as we develop that, then we’ll make those decisions.

Marius Gaard - Carnegie Investment Bank — Analyst
Alright. Thank you.

Operator
(OPERATOR INSTRUCTIONS.) The next question is from Matt Beeby of Global Hunter Securities. Please go ahead.

Matt Beeby - Global Hunter Securities — Analyst
Thank you. Good morning.

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
Good morning.

Matt Beeby - Global Hunter Securities — Analyst
My question is kind of a follow-up to the previous question about cash use. It seems that you’re fairly aggressively paying down some debt and you’re going to do some more of that in 4Q. Is that a priority more than maybe returning cash to shareholders?

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Final Transcript

Oct 27, 2010 / 01:00PM GMT, GLF — Q3 2010 GulfMark Offshore Earnings Conference Call

Quintin Kneen - GulfMark Offshore — Chief Financial Officer
No. It’s not a priority. It — the first priority for the utilization of cash is truly to maximize return. I don’t like to have cash on the balance sheet and I think we’re appropriately levered at this point in the cycle. We’re looking for the right vessel opportunities and the right reinvestment in the business, and when we find those opportunities that meet our return requirements, we’ll move forward on those. I think there’s — if we go any distance and don’t have those opportunities, then we need to consider returning it to shareholders in one form or another.

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
But the aggressive repayment process involves the fact that we would like to restrict and reduce US-based debt and, as we are able to do it, it’s logical to reduce that debt.

Matt Beeby - Global Hunter Securities — Analyst
Okay. When you all look at the competitive landscape and potential new vessels coming into the market, how do you think about that? You mentioned demand picking up, but are we to the point where you see demand/supply fairly balanced looking out into the next quarter or next year?

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
I think that’s a difficult question to answer. It’s — certainly it depends on where you’re talking about and classes of ships. There will be those that are oversupplied in that smaller — largely smaller low end-type equipment, commodity-type coastal support, West Africa, Middle East, etc. But where you see the strength in the marketplace that the focus is on places such as Brazil and deepwater locations around the world and then some of the more restricted operating regions, if you will. It’s easy to worry about the equipment sitting in Singapore when you’re looking at charters in Indonesia in mild weather conditions, but as you look at places such as the Black Sea, the Falklands, Greenland, East Africa — areas where there’s limited or no infrastructure and where high-end rigs are going to be utilized — then you’re clearly going to see higher-quality, higher-end vessels used, and in those expectations, I see limited competition so I see strength and improving potential there.

Matt Beeby - Global Hunter Securities — Analyst
Okay. Good. And one more, if I may. You mentioned that the two idle vessels in Southeast Asia — one is going to be working relatively quickly. Any thoughts for the second one? Is that, you think, a fourth-quarter event?

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
Yes. I think in some ways we tried to — they haven’t been there that long and I think we probably tried to hit a home run trying to get a long-term contract out of the gate and we’ll probably do some tow work and some rig moves and some short-term stuff just to establish so that customers get comfortable with them. I won’t call it a probable charter, but we have been looking at something that is long term and starts right after the first of the year for one of them, so it’s — it’s not unusual for it to take a while for a new vessel to get into the marketplace, and I don’t think that given that the Southeast Asia market that it’s particularly unusual that these two vessels — and I do expect that they’ll do quite well.

Matt Beeby - Global Hunter Securities — Analyst
Okay. Thank you.

Operator
Your next question is from Gary Stromberg of Barclays Capital. Please go ahead.

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Final Transcript

Oct 27, 2010 / 01:00PM GMT, GLF — Q3 2010 GulfMark Offshore Earnings Conference Call

Gary Stromberg - Barclays Capital — Analyst
Hi. Good morning. In your comments, you talked about potentially repaying US debt. How would you go about that? Would that be the RBS facility or the bonds or a combination of both?

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
No. I would — we were referring to the question about the rapid repayment of debt and the fact is that we have been paying down the RBS debt.

Gary Stromberg - Barclays Capital — Analyst
Okay. And then just as follow-on, the bonds that are outstanding have restrictive payments limitations. Do you have a sense for what that restrictive payments basket is in order to make dividends in the future or repurchase stock?

Quintin Kneen - GulfMark Offshore — Chief Financial Officer
Yes. I have an absolute feel for what it is. There’s — it’s quite sufficient. Several hundred million dollar range.

Gary Stromberg - Barclays Capital — Analyst
Several hundred million?

Quintin Kneen - GulfMark Offshore — Chief Financial Officer
Yes.

Gary Stromberg - Barclays Capital — Analyst
Okay. Thank you. That’s all I have.

Operator
And gentlemen, I have no other questions in the queue, so that will conclude today’s question-and-answer session. I would like to turn the conference back over to Mr. Streeter for any closing remarks.

Bruce Streeter - GulfMark Offshore — President and Chief Executive Officer
David?

David Butters - GulfMark Offshore — Chairman
I would just like to wrap it up and thank everyone for coming, and just a side comment about the several questions relating to the cash flow. Speaking on behalf of the rest of the board, we are keenly focused — very focused — on that issue. We will — we have strong cash position now. We expect that cash position to grow significantly. We are trying to make the most intelligent use out of that cash. We note, with some degree of angst and frustration, that our stock price is significantly below what we believe is the asset value of the company. We want to improve that. We want to close that gap. We’re in a position to do it. So the board is focusing on that issue and we’ll make an intelligent decision — hopefully it’s intelligent — over the next period of time. Our [G&A] is something that is conservative so we’re not going to do anything crazy, but I suspect that, aside from the strategic work that Bruce and his team are doing and successfully positioning ourselves to compete worldwide — not only now but in the future as things change — we the board are focused very keenly on how to improve the stock value or the stock price to close that gap, and

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Final Transcript

Oct 27, 2010 / 01:00PM GMT, GLF — Q3 2010 GulfMark Offshore Earnings Conference Call
we have the wherewithal now to do that in terms of cash and cash flow. So hopefully that answer develops over the next 12 months and we can succeed in doing that. And I hope to talk more about that on our next meeting. Thank you all for joining us.

Operator
A telephone replay of this event will be available starting at noon Eastern today. Instructions for accessing the replay were provided in the press release. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your line.

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